Exhibit 99.1


FelCor Announces Preferred Stock Offering


IRVING, Texas, Mar 29, 2004 /PRNewswire-FirstCall via COMTEX/ -- FelCor Lodging Trust Incorporated (NYSE: FCH), the nation's second largest hotel real estate investment trust (REIT), today announced that it was commencing an offering, subject to market and other conditions, of approximately 4,000,000 additional shares of its $1.95 Series A Cumulative Convertible Preferred Stock (NYSE:
FCHPRA). The offering is being made pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission. In connection with the offering, FelCor will grant the underwriters an over-allotment option to purchase up to an additional 600,000 shares of Series A preferred stock.


The proceeds of the offering, estimated to be approximately $98 million before any exercise of the underwriters' over-allotment option, will be used for general corporate purposes, which may include investments in existing or additional hotel assets, the retirement of debt and/or additional liquidity. Citigroup and Bear, Sterns & Co. Inc. will be joint lead managers and joint bookrunners for the offering, and Deutsche Bank Securities and Legg Mason Wood Walker, Incorporated will serve as co-managers.


This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. Offers of the securities will be made only by means of a prospectus supplement and an accompanying prospectus, copies of which may be obtained from the offices of Citigroup Global Markets Inc., 338 Greenwich Street, New York, NY 10013.


This press release contains information about pending transactions, and there can be no assurance that these transactions will be completed.


SOURCE FelCor Lodging Trust Incorporated


Richard J. O'Brien, Executive Vice President & CFO, +1-972-444-4932, or robrien@felcor.com , or Stephen Schafer, Vice President, Investor Relations, +1-972-444-4912, or schafer@felcor.com , or Monica L. Hildebrand, Vice President of Communications, +1-972-444-4917, or mhildebrand@felcor.com , all of FelCor Lodging Trust Incorporated